UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 21, 2020

Gannett Co., Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36097	38-3910250
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7950 Jones Branch Drive, McLean, Virginia	22107-0910
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	703-854-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	GCI	New York Stock Exchange
Preferred Stock Purchase Rights	N/A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Oﬃcers; Election of Directors; Appointment of Certain Oﬃcers; Compensatory Arrangements of Certain Oﬃcers.

Key Employee Severance Plan

On December 21, 2020, the Board of Directors (the “Board”) of Gannett Co., Inc. (the “Company”), adopted the Key Employee Severance Plan, as amended and restated effective as of December 23, 2020 (the “KES Plan”), which replaces the Company’s Amended and Restated Executive Severance Plan. The KES Plan provides certain individuals who are key employees of the Company, including the Company’s named executive officers (the “NEOs”), severance benefits in the event of certain involuntary terminations of employment.

If triggered upon a qualifying termination of employment, benefits under the KES Plan include (a) severance payable in accordance with normal payroll practices in an amount equal to an assigned multiple of the participant’s base salary, and (b) a prorated portion of the participant’s annual bonus for the fiscal year in which the participant is terminated.

The KES Plan contains, among other provisions, customary forfeiture and clawback provisions. Benefits under the KES Plan are subject to the participant executing a release and agreeing to certain restrictive covenants.

Change in Control Severance Plan

Also on December 21, 2020, the Board adopted the 2015 Change in Control Severance Plan, as amended and restated effective as of December 23, 2020 (the “CIC Plan”). The CIC Plan applies to participants designated by the Board or a committee of the Board, which may include the NEOs, with respect to a qualifying termination following a future change in control. The CIC Plan provides severance benefits to designated participants in the event the participant is involuntarily terminated without “cause” or the participant terminates his or her employment for “good reason” within two years after a change in control of the Company or is terminated in anticipation of a change in control of the Company.

If triggered upon a qualifying termination of employment, benefits under the CIC Plan include severance payable in a lump sum in an amount equal to an assigned multiple of the sum of (a) the participant’s annual base salary at the highest rate of salary during the 12-month period immediately prior to the termination date or, if higher, during the 12-month period immediately prior to the change in control (in each case, as determined without regard for any reduction for deferred compensation, 401(k) plan contributions and similar items), and (b) the higher of (i) the average annual bonus the participant earned with respect to the three fiscal years immediately prior to the fiscal year in which the change in control occurs; or (ii) the average annual bonus the participant earned with respect to the three fiscal years immediately prior to the fiscal year in which the termination occurs. In addition, a participant would be paid a prorated annual bonus for the portion of the fiscal year elapsed prior to the termination date in an amount equal to the average annual bonus the participant earned with respect to three fiscal years immediately prior to the fiscal year in which the termination date occurs, which prorated bonus will be in lieu of a prorated portion of an annual bonus for the fiscal year in which the termination occurs pursuant to the KES Plan. A participant would also receive an amount equal to the monthly COBRA cost of the participant’s medical and dental coverage in effect as of the date of termination multiplied by the lesser of (A) 18, or (B) 24, minus the number of full months between the date of the change in control and the date of termination.

The CIC Plan contains, among other provisions, customary forfeiture and clawback provisions. Benefits under the CIC Plan are subject to the participant executing a release and agreeing to certain restrictive covenants.

2020 Plan Amendment and 2015 Plan Freeze

Additionally, on December 21, 2020, the Board authorized the freeze of the 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”) such that no new awards will be granted pursuant to the 2015 Plan after such date. The Board also approved Amendment No. 1 effective as of December 23, 2020 (the “2020 Plan Amendment”) to the Company’s 2020 Omnibus Incentive Compensation Plan (the “2020 Plan”) to make available for grant under the 2020 Plan the shares that remained available for issuance under the 2015 Plan as of such date, the use of which is subject to the limitations of Rule 303A.08 of the NYSE Listed Company Manual.

The foregoing summaries of the KES Plan, the CIC Plan, and the 2020 Plan Amendment do not purport to be complete and are qualified in their entirety by reference to the KES Plan, the CIC Plan, and the 2020 Plan Amendment, copies of which are attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2, and 10.3, respectively.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Key Employee Severance Plan, as amended and restated as of December 23, 2020.
10.2	2015 Change in Control Severance Plan, as amended and restated as of December 23, 2020.
10.3	Amendment No. 1 to 2020 Omnibus Incentive Compensation Plan.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GANNETT CO., INC.

Date: December 28, 2020	By:	/s/ Douglas E. Horne
Douglas E. Horne
Chief Financial Officer